                                                                      Exhibit 12


              LOCKHEED MARTIN CORPORATION
          RATIO OF EARNINGS TO FIXED CHARGES
              (IN MILLIONS, EXCEPT RATIO)



                                                           Nine Months Ended
                                                              September 30,                    Year Ended December 31,
                                                           1998        1997         1997     1996     1995     1994      1993
                                                         ---------    --------    -------- -------  -------  -------  --------
EARNINGS:

Earnings from continuing operations before income taxes   $1,401       $1,498       $1,937  $2,033   $1,089   $1,675   $1,306
Interest expense                                             655          615          842     700      289      311      281
Amortization of debt premium and discount, net                (3)          (3)          (3)     (1)      (1)      (7)      (3)
Portion of rents representative of an interest factor         39           64           86     123       53       57       60
Losses and undistributed earnings of less than 50%
    owned companies, net                                     (12)          (7)         (11)     27      (15)      (1)       -
                                                          ------       ------       ------  ------   ------   ------   ------

Adjusted earnings from continuing operations before
    income taxes                                          $2,080       $2,167       $2,851  $2,882   $1,415   $2,035   $1,644
                                                          ======       ======       ======  ======   ======   ======   ======

FIXED CHARGES
Interest expense                                             655          615          842     700      289      311      281
Capitalized interest                                           7            4            5       2        1        4        3
Amortization of debt premium and discount, net                (3)          (3)          (3)     (1)      (1)      (7)      (3)
Portion of rents representative of an interest factor         39           64           86     123       53       57       60
                                                          ------       ------       ------  ------   ------   ------   ------

Total fixed charges                                         $698         $680         $930    $824     $342     $365     $341
                                                          ======       ======       ======  ======   ======   ======   ======

RATIO OF EARNINGS TO FIXED CHARGES                          3.0X         3.2X         3.1X    3.5X     4.1X    5.6X     4.8X
                                                          ======       ======       ======  ======   ======   ======   ======